Ralph Schlosstein	December 13, 2005

Chairman of the Board

Anthracite Capital, Inc.

c/o BlackRock Financial Management, Inc.

40 East 52nd Street

New York, NY 10022

Dear Ralph,

As discussed, please accept my resignation from the Anthracite Capital, Inc. (the "Company") Board of Directors. This resignation is being tendered to be effective December 14, 2005. This resignation is not the result of any disagreement with the Company. I confirm that I have no claim against the Company for fees or compensation relating to my soon to be ended directorship. I appreciate having had the opportunity of serving on this Board and enjoyed and learned from the experience.

Sincerely,

/s/ Clay G. Lebhar
Clay G. Lebhar